Exhibit 3.2

THIRD AMENDMENT TO
FIFTH AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF DUKE REALTY LIMITED PARTNERSHIP

The undersigned, as the General Partner of Duke Realty Limited Partnership (the “Partnership”), hereby amends the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), pursuant to Sections 4.02(a) and 9.05(a)(v) of the Partnership Agreement, to (a) de-designate all series of preferred units that were designated as Series K Preferred Units, and (b) delete those exhibits designating and setting forth the rights of the Partnership’s previously issued Series K Preferred Units, which series has since been redeemed in full and no units of which series are any longer outstanding. In all other respects, the Partnership Agreement shall continue in full force and effect as amended hereby. Any capitalized terms used in this Amendment and not defined herein have the meanings given to them in the Partnership Agreement.

[SIGNATURE PAGE TO THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF DUKE REALTY LIMITED PARTNERSHIP]

Dated: December 29, 2014	DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	DUKE REALTY CORPORATION, an Indiana corporation, its sole general partner

By:     /S/ ANN C. DEE
Ann C. Dee
Executive Vice President, General         Counsel and Corporate Secretary